SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 2, 2011

APPALACHIAN POWER COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Virginia
(State or Other Jurisdiction of Incorporation)

1-3457	54-0124790
(Commission File Number)	(IRS Employer Identification No.)

1 Riverside Plaza, Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

614-716-1000
(Registrant's Telephone Number, Including Area Code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.                      Material Impairments

Reference is made to pages 46 and 47 under the caption “2011 Virginia Biennial Base Rate Case” and “Rate Adjustment Clauses” in Note 3 to the condensed consolidated financial statements entitled “Rate Matters” in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 for Appalachian Power Company (the Company).   The Company filed in March 2011 with the Virginia State Corporation Commission (SCC) for an annual increase of $126 million in generation and distribution base rates and for recovery of $77 million via an environmental rate adjustment clause (E-RAC) for certain incremental environmental compliance costs for the period January 2009 through December 2010.

On November 30, 2011, the SCC issued two orders approving an annual increase in base rates of approximately $55 million effective February 2012 and E-RAC recovery of $30 million effective February 2012 over one year. The SCC denied recovery of certain environmental-related costs principally associated with capacity equalization costs, reversing the hearing examiner’s recommendation.  The Company is considering an appeal of the denied recovery.

On December 2, 2011, the Company concluded that denial of recovery by the SCC resulted in a $44 million ($34 million after tax) non-cash impairment charge primarily related to the write-off of certain E-RAC costs incurred and deferred since January 2009.  The amount of this impairment charge will be included in our fourth quarter, 2011 results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

APPALACHIAN POWER COMPANY

By: /s/ Thomas G. Berkemeyer
Name: Thomas G. Berkemeyer
Title: Assistant Secretary

December 7, 2011